                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             SCHLUMBERGER LIMITED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO OF SCHLUMBERGER]

Schlumberger Limited
277 Park Avenue
New York, New York 10172-0266

  ------------

42, rue Saint-Dominique
75007 Paris, France

  ------------

Parkstraat 83,
2514 JG The Hague
The Netherlands

               NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

                           To Be Held April 12, 2000

                                                                  March 8, 2000

  The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles, on Wednesday, April 12, 2000 at 10:30 in the morning (Curacao time), for the following purposes:

1. To elect 12 directors.

2. To report on the course of business during the year ended December 31, 1999, to adopt and approve the Company's Consolidated Balance Sheet as at December 31, 1999, its Consolidated Statement of Income for the year ended December 31, 1999, and the declaration of dividends by the Board of Directors as reflected in the Company's 1999 Annual Report to Stockholders.

3. To approve the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts of the Company for 2000.

Action will also be taken upon such other matters as may come properly before the meeting.

  The close of business on February 24, 2000 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

                                                  By order of the Board of
                                                  Directors,

                                                       JAMES L. GUNDERSON
                                                            Secretary

                                PROXY STATEMENT

                                                                  March 8, 2000

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) ("the Company") of proxies to be voted at the 2000 Annual General Meeting of Stockholders. The approximate mailing date of this proxy statement is March 8, 2000. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

  The Schlumberger 1999 Annual Report to Stockholders has been mailed under separate cover. The Company's Consolidated Balance Sheet as at December 31, 1999, its Consolidated Statement of Income for the year ended December 31, 1999 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

  The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $10,000 plus reasonable expenses. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

Voting Procedure

  Each stockholder of record at the close of business on February 24, 2000 is entitled to one vote for each share registered in the stockholder's name. On that date there were 566,698,741 outstanding shares of common stock of Schlumberger, excluding 100,361,126 shares held in treasury.

  Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the holding of the meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the meeting.

  Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in the Netherlands Antilles and, as required by the Schlumberger Deed of Incorporation, meetings of stockholders must be held in Curacao. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

                           1. Election of Directors

  It is intended to fix the number of directors at 12 and to elect a Board of Directors of 12 members, each to hold office until the next Annual General Meeting of Stockholders and until a director's successor is elected and qualified or until a director's death, resignation or removal. Each of the nominees is now a director and was previously elected by the stockholders. Unless instructed otherwise, the proxies will be voted for the election of the 12 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

  A majority of the votes cast is required to elect each of the nominees for director.

  The Board of Directors Recommends a Vote FOR All Nominees.

  The Board of Directors' nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

                          Nominee, Age and                             Director
                    Five-Year Business Experience                       Since
                    -----------------------------                      --------
DON E. ACKERMAN, 66; Private Investor since 1991.(1).................    1982
D. EUAN BAIRD, 62; Chairman and Chief Executive Officer since October
 1986.(2)............................................................    1986
JOHN DEUTCH, 61; Institute Professor, Massachusetts Institute of
 Technology, Cambridge, Massachusetts since January 1997; Director of
 U.S. Central Intelligence May 1995 to December 1996; Deputy
 Secretary of Defense April 1994 to May 1995; Undersecretary of
 Defense (Acquisition and Technology) March 1993 to 1994; Director of
 Schlumberger Limited, May 1987 to 1993.(3)..........................    1997
VICTOR E. GRIJALVA, 61; Vice Chairman since April 1998; Executive
 Vice President, Oilfield Services from 1994 to April 1998; Executive
 Vice President for Wireline, Testing & Anadrill from 1992 to 1994.
 (4).................................................................    1998
DENYS HENDERSON, 67; Chairman, The Rank Group Plc., a diversified leisure services concern, since March 1995; Chairman, Dalgety PLC,
 January 1997 through December 31, 1998; Chairman, Zeneca Group PLC,
 June 1993 to May 1995; Chairman, Imperial Chemical Industries PLC
 ("ICI"), June 1993 through April 1995; Chairman and Chief Executive
 Officer, ICI, April 1987 to June 1993, all in the United Kingdom....    1995
ANDRE LEVY-LANG, 62; Independent Investor since November, 1999;
 Chairman of the Executive Board of Paribas, an international banking group, May 1998 to August 1999; Chairman of the Board of Management
 of Compagnie Financiere de Paribas from June 1990 until May 1998,
 Paris. (5)..........................................................    1992
WILLIAM T. McCORMICK, JR., 55; Chairman and Chief Executive Officer,
 CMS Energy Corp., a diversified energy company, Dearborn,
 Michigan.(6)........................................................    1990

                           Nominee, Age and                            Director
                    Five-Year Business Experience                       Since
                    -----------------------------                      --------
DIDIER PRIMAT, 55; President, Primwest Holding N.V., an investment
 management company, Curacao, N.A. (7)................................   1988
NICOLAS SEYDOUX, 60; Chairman and Chief Executive Officer, Gaumont, a
 French film-making enterprise, Paris.(7).............................   1982
LINDA GILLESPIE STUNTZ, 45; Partner, law firm of Stuntz, Davis &
 Staffier P.C., since February 1995; Partner, law firm of Van Ness
 Feldman, P.C., March 1993 to February 1995, both in Washington, D. C.
 (8)..................................................................   1993
SVEN ULLRING, 64; President and Chief Executive Officer, Det Norske
 Veritas, provider of safety, quality and reliability services to
 maritime, offshore and other industries, Hovik, Norway...............   1990
YOSHIHIKO WAKUMOTO, 68; Adviser to Toshiba Corporation, a technology company centered on electronics and energy, since July 1996; member of Board of Toshiba from July 1988 to June 1996; Executive Vice
 President of Toshiba, July 1992 through June 1996, with
 responsibility for corporate planning, group companies and
 information systems (1992 to 1995), and international affairs (1996),
 all in Tokyo. (9)....................................................   1997

--------
(1) Mr. Ackerman is Chairman of the Board and a member of the Audit Committee of Genicom Corporation, which is in the business of computer peripherals, electronic components, and computer related services.
(2) Mr. Baird is a director of Paribas, Paris, France. He is a trustee of Haven Capital Management Trust.
(3) Mr. Deutch is a director of Citigroup, a banking and insurance organization; CMS Energy Corp., a diversified energy company; Cummins Engine Company, Inc., a manufacturer of diesel engines and components; ARIAD Pharmaceuticals which is engaged in the discovery of novel pharmaceuticals; and Raytheon Corporation, an electronics manufacturer. Mr. Deutch's adult son, Paul Deutch, is employed by a unit of Schlumberger. The employment of Mr. Deutch's son was not influenced by John Deutch's position as a director of the company.
(4) Mr. Grijalva is Chairman of the Board of Directors of Transocean Sedco Forex Inc., an offshore drilling company.
(5) Mr. Levy-Lang is a director and member of the Compensation Committee of AGF, a French insurance company. On January 4, 1996, Mr. Levy-Lang was notified by a French judge that he was placed under official investigation ("mise en examen") as part of an ongoing inquiry regarding irregularities uncovered in the 1991 financial statements of Ciments Francais, S. A., which was at that time a subsidiary of Compagnie Financiere de Paribas.
(6) Mr. McCormick is a director of Bank One, Inc., a regional bank holding company, and Rockwell International Inc., a diversified producer of, among others, electronic, industrial automation and avionics products.
(7) Mr. Primat and Mr. Seydoux are cousins.

(8) Mrs. Stuntz is a director of American Electric Power Company, Inc., an electric and power holding company. She is Chairman of its Finance Committee and is a member of its Executive, Directors, Nuclear Oversight and Public Policy Committees.
(9) Mr. Wakumoto is Vice President (part-time executive member of the Board) of The Japan Foundation, a nonprofit institution funded by the Japanese Government and incorporated under a special enactment.

Security Ownership of Certain Beneficial Owners and Management

  The following table lists the shares of Schlumberger common stock beneficially owned as of January 31, 2000 by all directors and nominees, by each of the named executive officers, and by the directors and officers as a group. Except as footnoted, each individual has sole voting and investment power over the shares listed by that individual's name. As of January 31, 2000, no nominee for director owned more than 1% of the outstanding shares of the Company's common stock, except Mr. Primat who owned 4.3%. All 24 directors and executive officers as a group owned 5.3% of the outstanding shares of the Company at January 31, 2000.

Name                                                                Shares
----                                                                ------
Don E. Ackerman..................................................      2,000
D. Euan Baird....................................................  2,117,664(1)
John Deutch......................................................      3,600(2)
Andrew Gould.....................................................    244,790(3)
Victor E. Grijalva...............................................    789,781(4)
Denys Henderson..................................................      5,000
Andre Levy-Lang..................................................      4,000
Jack Liu.........................................................    134,832(5)
William T. McCormick, Jr. .......................................     10,000
Irwin Pfister....................................................    243,881(6)
Didier Primat.................................................... 24,556,236(7)
Nicolas Seydoux..................................................    251,524(8)
Linda Gillespie Stuntz...........................................      5,000(9)
Sven Ullring.....................................................      3,305
Yoshihiko Wakumoto...............................................      2,000
All directors and executive officers as a group (24 persons)..... 29,709,962(10)

--------
 (1) Includes 699,955 shares held in a revocable grantor trust and 1,417,709 shares which may be acquired by Mr. Baird within 60 days through the exercise of stock options.
 (2) Includes 600 shares owned by Mr. Deutch's wife, as to which he disclaims beneficial ownership.
 (3) Includes 230,790 shares which may be acquired by Mr. Gould within 60 days through the exercise of stock options.

 (4) Includes 600 shares owned by Mr. Grijalva's daughter, as to which he disclaims beneficial ownership, and 670,389 shares which may be acquired by Mr. Grijalva within 60 days through the exercise of stock options.
 (5) Includes 128,583 shares which may be acquired by Mr. Liu within 60 days through the exercise of stock options.
 (6) Includes 242,878 shares which may be acquired by Mr. Pfister within 60 days through the exercise of stock options.
 (7) Includes 560,000 shares as to which Mr. Primat shares investment power, 13,996,136 shares held by Mr. Primat as Executor of the Estate of Francoise Primat as to which he has sole voting and investment power and 5,000,000 shares held for account of the minor children of Mr. Primat as to which he has joint voting and investment power.
 (8) Includes 15,364 shares owned by Mr. Seydoux's wife as to which he shares voting and investment power.
 (9) Includes 3,000 shares as to which Mrs. Stuntz shares voting power.
(10) Includes 3,772,534 shares which may be acquired by executive officers as a group because they have the right to acquire such shares within 60 days through the exercise of stock options.

Board and Committees

  Schlumberger has an Audit, a Compensation, a Finance and a Nominating
Committee.

  The Audit Committee assesses and monitors the corporate control environment and recommends for appointment by the Board of Directors, subject to approval by the stockholders, a firm of independent certified public accountants whose duty is to examine the Schlumberger consolidated financial statements. The Audit Committee confers with the independent accountants and periodically reports to and advises the Board concerning the scope of the independent accountants' examinations and similar matters relating to Schlumberger accounting practices and internal accounting controls. The Audit Committee also advises the Board concerning the fees of the independent accountants.
Mr. Ullring is Chairman of the Audit Committee, and Messrs. Ackerman and Levy-Lang and Mrs. Stuntz are the other members.

  The Compensation Committee reviews and approves the compensation of the officers of the Company, advises on compensation and benefits matters and administers the Company's stock option plans. Mr. Ackerman is Chairman of the Compensation Committee. Messrs. Henderson, McCormick and Seydoux are the other members.

  The Finance Committee advises on various matters, including dividend and financial policies, the borrowing of money, the purchase and sale of securities and the investment and reinvestment of surplus funds. The Finance Committee periodically reviews the administration of the Schlumberger employee benefit plans and those of its subsidiaries. Messrs. Baird, Deutch, Grijalva, Levy-Lang, Primat and Wakumoto are the members of the Finance Committee.

  The Nominating Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meetings of stockholders. It may also recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies which occur on the Board. Mr. McCormick is Chairman of the Nominating Committee, and Messrs. Baird, Seydoux and Ullring are the other members. The Nominating Committee will consider nominees recommended by stockholders who may submit nominations to Chairman, Nominating Committee, care of the Secretary, Schlumberger Limited, 277 Park Avenue, New York, New York 10172-0266.

  During 1999 the Board of Directors held five meetings. The Audit Committee met twice; the Compensation Committee met four times; the Finance Committee met twice, and the Nominating Committee met three times. All present directors attended at least 75% of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served, except for Denys Henderson who attended two-thirds of all such meetings.

  Directors who are employees of Schlumberger do not receive compensation for serving on the Board or on committees of the Board. Board members who are not employees receive annual fees of $40,000 each and additional annual fees of $10,000 as members of each of the committees on which they serve, except that the Chairmen of the Audit, Compensation and Nominating Committees each receive an annual fee of $20,000, rather than the $10,000 annual fee for committee service.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table shows the compensation paid by the Company and its subsidiaries to the Chief Executive Officer and to the next four most highly compensated executive officers for the fiscal years ending December 31, 1999, 1998, and 1997.

                          SUMMARY COMPENSATION TABLE

                                                                Long Term
                                                              Compensation
                                                              ------------
                                                                 Awards
                                                                 ------
                              Annual Compensation
                         -------------------------------       Securities
        Name and                                               Underlying           All Other
   Principal Position    Year Salary ($)(1)  Bonus ($)(1)  Options (#) (4) (5) Compensation ($) (6)
   ------------------    ---- ------------   -----------   ------------------- --------------------
D. E. Baird ............ 1999  1,500,000      1,000,000                0             105,000
 Chairman and            1998  1,500,000        600,000                0             270,000
 Chief Executive Officer 1997  1,500,000      1,500,000          549,500             323,000
V.E. Grijalva........... 1999    800,000        420,000                0              52,000
 Vice Chairman           1998    800,000        240,000                0             112,500
                         1997    600,000        450,000          219,800             129,000
A. Gould................ 1999    589,102(2)     310,915           54,950              36,691
 Executive Vice          1998    499,154        152,284           43,960              63,198
  President,
 Oilfield Services
I. Pfister.............. 1999    500,000        290,000(3)        54,949              39,719
 Executive Vice          1998    500,000        150,000                0              72,000
  President,             1997    420,411        300,000          137,375              55,112
 Test & Transactions
J. Liu.................. 1999    400,000        165,000           54,949              22,250
 Executive Vice          1998    265,000         45,000           54,949              24,900
  President,
 Finance

--------
(1) Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings Plan.
(2) Mr. Gould is paid in French francs.
(3) Includes an award of $150,000 in connection with the sale of the Retail Petroleum Systems business.
(4) Shares were increased by a factor of 1.099 to reflect the spin-off of Sedco Forex.
(5) The Company has granted no stock appreciation rights or restricted stock.
(6) The 1999 amounts disclosed in this column include:
  (a) Company contributions to Schlumberger Profit Sharing Plans
  (b) Company unfunded credits to the Schlumberger Supplementary Benefit Plan
  (c) Company unfunded matching credits to the Schlumberger Restoration Savings Plan

                                                            (a)($) (b)($) (c)($)
                                                            ------ ------ ------
   Mr. Baird...............................................  8,000 38,800 58,200
   Mr. Grijalva............................................  8,000 17,600 26,400
   Mr. Gould............................................... 36,691    N/A    N/A
   Mr. Pfister.............................................  8,000 12,688 19,031
   Mr. Liu.................................................  8,000  5,700  8,550

  The Company's matching credits under the Schlumberger Restoration Savings Plan are vested one-third at three years of service, two-thirds at four years, fully at five years or upon reaching the earliest of age 60, death, or change of control. The amounts credited under the Schlumberger Restoration Savings Plan will be paid upon termination or retirement, death, disability, or change in control.

Stock Option Grants Table

The following table sets forth certain information concerning options granted during 1999 to the Chief Executive Officer and the next four most highly compensated executive officers. Shown are hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the ten-year term of the options. Any amount realized upon exercise of the options will depend upon the market price of Schlumberger common stock at the time the option is exercised relative to the exercise price of the option. There is no assurance that the amounts reflected in this table will be realized.

                       Option Grants in Last Fiscal Year

                                                                                   Potential Realizable
                                                                                     Value at Assumed
                                                                                      Annual Rates of
                                                                                        Stock Price
                                                                                     Appreciation for
                                           Individual Grants (1)                        Option Term
                         --------------------------------------------------------- ---------------------
                            Number of
                           Securities      % of Total
                           Underlying    Options Granted
                             Options     to Employees in Exercise Price Expiration
Name                     Granted (#) (2)   Fiscal Year     ($/SH) (3)      Date      5%($)      10%($)
----                     --------------- --------------- -------------- ---------- ---------- ----------
D. E. Baird.............          0            --               --           --           --         --
V. E. Grijalva..........          0            --               --           --           --
A. Gould................     54,950           0.91           44.843      1/19/09    1,549,674  3,927,177
I. Pfister..............     54,949           0.91           44.843      1/19/09    1,549,645  3,927,105
J. Liu..................     54,949           0.91           44.843      1/19/09    1,549,645  3,927,105

--------
(1) The number of shares granted was increased and the exercise price was decreased by a factor of 1.099 to reflect the spin-off of Sedco Forex.
(2) The Company has not granted any stock appreciation rights. Options become exercisable in installments of 20% each year following the date of grant. All outstanding stock options become fully exercisable prior to liquidation or dissolution of the Company or prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation unless such merger, reorganization or consolidation provides for the assumption of such stock options.
(3) The exercise price of the options is equal to the average of the high and the low per share prices of the common stock on the options' dates of grant and may be paid in cash or by tendering shares of common stock. Applicable tax obligations may be paid in cash or by the withholding of shares of common stock.

Stock Option Exercises and December 31, 1999 Stock Option Value Table

  The following table shows certain information concerning options exercised during 1999 by the Chief Executive Officer and by the next four most highly compensated executive officers and the number and value of unexercised options at December 31, 1999. Schlumberger has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 1999 as shown below are presented pursuant to Securities and Exchange Commission rules. Any amount realized upon exercise of stock options will depend upon the market price of Schlumberger common stock at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values


                                                 Number of
                                                Securities        Value of
                                                Underlying      Unexercised
                                                Unexercised     In-The-Money
                                                Options at       Options at
                                      Value   FY-End (#) (2)  FY-End ($) (2) (3)
                   Shares Acquired   Realized  Exercisable/      Exercisable/
Name               on Exercises (#)  ($) (1)   Unexercisable    Unexercisable
----               ---------------- ---------- ------------- ------------------
D. E. Baird.......     350,000      11,283,771  1,329,790/      31,909,893/
                                                   483,559        4,054,684
V. E. Grijalva....           0             --     615,439/      14,588,692/
                                                   230,790        2,585,979
A. Gould..........           0             --     206,612/       4,745,350/
                                                   156,058        1,290,291
I. Pfister........           0             --     209,908/       4,213,500/
                                                   181,332        1,737,127
J. Liu............           0             --     100,010/       2,147,114/
                                                   147,262        1,513,678

--------
(1) Market value of stock on date of exercise less exercise price.
(2) Shares increased and exercise price decreased by a factor of 1.099 to reflect the spin-off of Sedco Forex.
(3) Closing price of stock on December 31, 1999 ($56.125) less exercise price.

Pension Plans

  Schlumberger and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries. Certain of the plans also permit or require contributions by employees.

  Benefits under the international staff pension plans of the Company and certain of its subsidiaries are based on a participant's pensionable salary (generally, base salary plus incentive) for each year in which the employee participates in the plans and the employee's length of service with the Company or the subsidiary. Since January 1, 1993, the benefit earned has been 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement. Estimated annual benefits from these plans payable upon retirement are: $33,714 for Mr. Baird; $57,139 for Mr. Grijalva; $276,635 for Mr. Gould, assuming pensionable salary continues at the December 31, 1999 level for Mr. Gould, and $47,875 for Mr. Liu.

  Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries are based on an employee's admissible compensation (generally, base salary plus incentive) for each year in which an employee participates in the U.S. plans and the employee's length of service with the Company or the subsidiary. From January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee's completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan are accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Estimated annual benefits from the plans payable upon retirement are: $16,066 for Mr. Gould, and, assuming admissible compensation continues at the December 31, 1999 levels, estimated annual benefits payable from the U.S. plans and the supplementary benefit plan are:
$633,069 for Mr. Baird; $291,336 for Mr. Grijalva; $236,521 for Mr. Pfister, and $159,529 for Mr. Liu.

                          Corporate Performance Graph

  The following graph compares the yearly percentage change in the cumulative total stockholder return on Schlumberger common stock, assuming reinvestment of dividends on the last day of the month of payment into common stock of Schlumberger, with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Value Line's Oilfield Services Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. Schlumberger believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Schlumberger executive compensation program is based on financial and strategic results and the other factors set forth and discussed in the Compensation Committee Report beginning on page 12.
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG SCHLUMBERGER LIMITED, S&P 500 INDEX AND VALUE LINE'S OILFIELD
                            SERVICES INDUSTRY INDEX
                 SLB         S&P 500       Industry Peer Index
--------------------------------------------------------------
12/31/94         100         100           100
12/31/95         141         138           155
12/31/96         206         169           240
12/31/97         337         226           371
12/31/98         196         290           179
12/31/99         268         351           265

  Assumes $100 invested on December 31, 1994 in Schlumberger Limited stock, in the S&P 500 Index and in Value Line's 1999 Oilfield Services Industry Index. Reflects reinvestment of dividends on the last day of the month of payment, and reinvestment of the 1999 year-end distribution in connection with the spin-off of Sedco Forex, and annual reweighting of the Industry Peer Index portfolio.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors is comprised entirely of outside directors who review and approve compensation programs applicable to executive officers. Specific awards for these officers are approved by the committee.

  Three programs continue to provide the core compensation vehicles for executive officers:

  --Base Salaries
  --Annual Cash Incentive Awards
  --Stock Option Grants

  For many years, Schlumberger has emphasized career opportunities by recruiting from colleges and universities in countries where Schlumberger works (more than 70 countries throughout the world), supporting mobility and maintaining competitive compensation programs which are based on an employee's contribution and potential rather than country of origin.

  Thus, the three programs noted above are applicable not only to executive officers, but to thousands of managerial, professional and technical employees of Schlumberger. At all levels, employees enjoy competitive base salaries. Participation in an annual cash incentive program is added to the compensation package as employees advance, with the size of incentive opportunity increasing as one progresses in the organization.

  Within the first few years of employment, those with strong performance as well as outstanding potential may be awarded stock option grants, which are discretionary in nature.

  In this way, an increasing portion of the successful employee's total compensation becomes leveraged against yearly results and Company long-term appreciation due to the expanding role played by cash incentives and stock options in the total compensation package.

  The Company's subsidiaries also have profit sharing plans that provide annual deferred awards based on the results of the fiscal year for the subsidiary sponsoring the plan. These awards also tend to increase the portion of total compensation which is leveraged against business results.

  Base salaries are reviewed annually for competitiveness against a database of comparator company information provided by outside compensation consultants. The companies in the database reflect those broad industry segments in which Schlumberger competes -- oil-related, high technology and high volume manufacturing. The companies in the database may change slightly from year to year due to mergers and acquisitions as well as the normal movement of companies into and out of the database at their own volition. The same companies used for executive officer base salary ranges are used for professional and managerial employees of Schlumberger throughout the world.

  The comparator companies used for compensation purposes are different from those in the Corporate Performance Graph (the Value Line Oilfield Services Industry Group). The Value Line companies do not constitute a source of recruits nor do they reflect all the industry segments in which Schlumberger operates.

  While executive officer base salary levels are studied annually, they are adjusted less frequently. Except for significant changes in responsibility, an executive officer's base salary may be increased only every three to five years and then by a significant amount. This has allowed the Company to focus primarily on variable compensation during periods of low inflation.

  Consistent with this policy, Andrew Gould's salary was increased on his promotion to Executive Vice President with responsibility for the entire Oilfield Services group. One named executive officer was appointed in 1999, Jack Liu, to succeed Arthur Lindenauer as Executive Vice President, Finance.

  Annual cash incentive awards for each executive officer are payable early in the calendar (fiscal) year and reflect performance against targets or objectives established early in the preceding year.

  For all executive officers, incentive awards are calculated as a percent of the base salary paid for the completed calendar year. The percent varies among executive officer positions to reflect the differing levels of potential impact on Company results. For 1999, the incentive award ranges were:

  --0 to 100% for Mr. Baird

  --0 to 75% for Messrs. Grijalva, Gould and Pfister

  --0 to 60% for Mr. Liu

  With exceptional results, the incentive ranges can be exceeded.

  One-half of the incentive potential for each executive officer is a function of performance against financial targets for the Company or the business sector for which the executive officer is responsible. In 1999, the Company objectives were divided between specific numerical targets and earnings; the business sector target is net income for that sector.

  The second half of the incentive potential is a reflection of performance against various objectives of each executive officer. Objectives may be strategic or personal and may relate solely to the completed fiscal year or be interim measures against longer-term objectives. Achievement against objectives is determined subjectively.

  The continued downturn in the oil business in 1999 affected the financial results and the incentive awards of three named executive officers (Messrs. Grijalva, Gould and Liu). Their total cash compensation for 1999 is at or below the median of available comparator market data. Mr. Pfister's incentive is based on financial results of Automated Test Equipment, Smart Cards and Terminals, and the sale of Retail Petroleum Systems, the results of which were finalized in 1999. Based on results, Mr. Pfister's total cash compensation is at the median of comparator market data.

  Stock option grants were awarded in 1999 on a general basis throughout Schlumberger to professional, managerial and technical employees deemed eligible for consideration. Such reviews are conducted every 18 months to two years. Grants are awarded on an entirely discretionary basis to individuals demonstrating exceptional performance in their current positions as well as the likelihood of continuing high quality performance in the future. In addition, grants typically are awarded between general reviews to recognize promotions, substantial changes in responsibility, and significant individual or team achievements. The 1999 grants emphasized high potential employees early in their careers with Schlumberger.

  Of the named executive officers, Messrs. Gould, Pfister and Liu were awarded stock option grants in 1999.

  The stock option grants awarded by the Company are uniform in their terms for executive officers as well as all other optionees -- 10-year term, vesting in 20% steps at the first through fifth anniversary of grant date, and option price equal to fair market value on date of grant.

  The Company does not utilize below-market options, stock appreciation rights, phantom stock, restricted stock, performance units or reload options.
Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The committee does not believe that the cash compensation payable in excess of this amount for fiscal year 1999 will result in any material loss of tax deduction. Therefore, the committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company's stock option plans are believed to be in compliance with the provisions of Section 162(m).

Bases for the Compensation of the Chief Executive Officer

  The same database of companies used for comparison purposes to review base salaries of other executive officers (and managerial employees throughout the Schlumberger universe) is studied to consider the base salary of the Chief Executive Officer. The database reflects the industry segments in which the Company operates -- oil-related, high technology and high volume manufacturing.

  The Chief Executive Officer's salary remained at $1,500,000 during 1999.

  The potential cash incentive award for Mr. Baird for 1999 was 100% of base salary. As with other executive officers with corporate responsibility, one-half of this award potential was a measure of performance against specific financial targets for the Company. These financial targets were not fully achieved in 1999 so payment on this half of the incentive award is in proportion to the results.

  The second half of the award potential reflects the committee's evaluation of Mr. Baird's performance against strategic objectives established early in 1999 for the calendar year. These objectives were a combination of market growth, acquisition, and organizational changes. Disclosure of specific measures applied to evaluate achievement of Mr. Baird's objectives could adversely affect the Company's competitive position.

  The total cash incentive awarded Mr. Baird for 1999 performance was $1,000,000. In combination with base salary, this places him at the median of available comparator market data.

  Mr. Baird has no employment agreement with the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER
BOARD OF DIRECTORS

      Don E. Ackerman, Chairman                 William T. McCormick, Jr.
      Denys Henderson                           Nicolas Seydoux

                            2. Financial Statements

  The Company's Consolidated Balance Sheet as at December 31, 1999, its Consolidated Statement of Income for the year ended December 31, 1999, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 1999 are submitted to the stockholders pursuant to the Schlumberger Deed of Incorporation.

  A majority of the votes cast is required for the adoption and approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the 1999 Annual Report to Stockholders.

  The Board of Directors Recommends a Vote FOR Item 2.

                          3. Appointment of Auditors

  PricewaterhouseCoopers LLP have been selected by the Board of Directors as independent public accountants to audit the accounts of the Company for the year 2000. The Schlumberger by-laws provide that the selection of auditors is subject to approval by the stockholders, and a majority of the votes cast is required for such approval. A representative of PricewaterhouseCoopers LLP will attend the 2000 Annual General Meeting and will have the opportunity to make a statement and respond to questions.

  The Board of Directors Recommends a Vote FOR Item 3.

Stockholder Proposals for 2001 Annual General Meeting

  In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2001 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 277 Park Avenue, New York, New York 10172-0266, no later than November 8, 2000. Pursuant to the rules under the Securities Exchange Act of 1934, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2001 Annual General Meeting if the stockholder making the proposal has not given notice to the Company by January 22, 2001.

                                 Other Matters

  Stockholders may obtain a copy of Form 10-K filed with the United States Securities and Exchange Commission without charge by writing to the Secretary of the Company at 277 Park Avenue, New York, New York 10172-0266.

  The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

  Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

                                           By order of the Board of Directors,

                                                   James L. Gunderson
                                                        Secretary

New York, N.Y.
March 8, 2000

[LOGO OF SCHLUMBERGER]


NOTICE OF
ANNUAL GENERAL MEETING
OF STOCKHOLDERS
AND
PROXY STATEMENT
APRIL 12, 2000



                      ----------------------------------

 Please sign your proxy card and
 return it in the enclosed
 envelope so that you may be
 represented at the Meeting.

                      ----------------------------------

                   Schlumberger Limited (Schlumberger N.V.)


            Proxy Solicitation on Behalf of the Board of Directors

                    Annual General Meeting of Stockholders


P         The undersigned, having received the Notice and Proxy Statement for the Annual General Meeting of Stockholders and the 1999 Annual Report to Stockholders, hereby appoints A.L.A. Bosnie, Aede Gerbranda, Jan A. Koning, and M.P. Weber-Dommisse and each of them, proxies, with power of
R substitution, to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the meeting, all my (our) shares of record of Schlumberger Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders
O to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles on April 12, 2000, and at any adjournment or adjournments thereof.
X

     If no other indication is made, the proxies will vote FOR the election of
Y    the director nominees and FOR Proposals 2 and 3.


-------------                                                  -------------
 SEE REVERSE     Continued and to be signed on reverse side     SEE REVERSE
    SIDE                                                           SIDE
-------------                                                  -------------

[X] Please mark
    votes as in
    this example.

  Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations.
  Directors recommend a vote FOR items 1, 2 and 3.

  1. Election of 12 Directors
     Nominees: D.E. Ackerman, D.E. Baird,                                                       FOR   AGAINST  ABSTAIN
     J. Deutch, V.E. Grijalva, D. Henderson,             2. Adoption and approval of Financials [_]     [_]      [_]
     A. Levy-Lang, W.T. McCormick, Jr.,                     and Dividends
     D. Primat, N. Seydoux, L.G. Stuntz,
     S. Ullring, Y. Wakumoto

          FOR                 WITHHELD                   3. Approval of Auditors                [_]     [_]      [_]
          ALL   [_]       [_] FROM ALL
       NOMINEES               NOMINEES
       For, except vote withheld from the
       following nominees(s):

  [_] ___________________________________



                                                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]



                                                         Please sign names exactly as printed hereon. If signing as attorney, administrator, executor, guardian or trustee, please give full title as such. Please sign, date and return in the enclosed envelope.


Signature:____________________  Date:_________      Signature:________________________  Date:_____________